UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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GENCO SHIPPING & TRADING LIMITED
(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Genco Shipping & Trading Issues Statement Regarding Diana Shipping’s Letter to Shareholders

NEW YORK, April 13, 2026 (GLOBE NEWSWIRE) -- Genco Shipping & Trading Limited (NYSE:GNK) (“Genco” or the “Company”), the largest U.S.-headquartered drybulk shipowner focused on the global transportation of commodities, today issued the following statement regarding Diana Shipping Inc.’s (“Diana”) letter to Genco shareholders:

The Genco Board of Directors and management team are committed to maximizing value for Genco shareholders. Today, Diana issued a letter as part of its efforts to take control of Genco through an inadequate acquisition proposal and through replacing the entire Genco Board with its handpicked nominees. We encourage shareholders to ignore Diana’s letter and not be distracted by its inflammatory and misleading statements.

Instead, Genco shareholders should keep in mind the following:

•
Genco’s comprehensive value strategy continues to deliver strong operating results and superior shareholder returns. Since April 2021, we have distributed $292 million in dividends to shareholders, invested $492 million in high-quality modern vessels and fortified our balance sheet by reducing debt by $250 million prior to the recent redeployment of capital for fleet renewal in Q1 2026. As a result, we have delivered total shareholder returns of 247% over the past five years – more than triple the S&P 500’s TSR of 76% and far exceeding Diana’s TSR of 53% over the same period.[1] Looking ahead, we are well positioned to continue expanding our earnings power and dividend capacity in a strengthening drybulk market.

•
Diana’s proposal substantially undervalues Genco. Simply put, it does not capture the underlying value of Genco, it is well below the mean analyst NAV estimate[2] of $25.00 and it fails to provide an appropriate premium for control of the Company. Accepting an offer at this inadequate price would be giving away the upside of your Genco investment to Diana.

Importantly, our Board has maintained our track record of corporate governance in addressing this matter. To that end, the Board established a special committee comprising independent directors to review the proposal with external advisors to ensure the Board is acting in the best interests of all shareholders. That committee thoroughly reviewed the offer and determined it was inadequate.

•
Diana is seeking to seize control of your Board, and there is no way to predict what they will do if they achieve their goal. The proxy contest is not a vote on whether to approve or reject Diana’s $23.50 acquisition proposal. Rather, it is a vote on whether to give Diana’s nominees control of the Company. Shareholders are choosing between Genco’s highly qualified Board, which has a proven track record of delivering strong returns and value to shareholders, and Diana’s handpicked slate of directors.

Diana’s letter is intended to tell Genco shareholders “trust us.” There is no basis for doing so. In stark contrast to Genco, Diana has a history of related-party transactions favoring insiders3 and poor total shareholder returns4.

1 Represents TSR as of the closing price on April 2, 2026 for the past five years as per Factset.
2 Calculated based on NAV estimates published by SEB, Clarkson Securities, Fearnley Securities, Deutsche Bank and Pareto.
3 Based on Diana’s Form 20-F, filed with the Securities Exchange Commission on March 13, 2026, Item 7.B Major Shareholders and Related Party Transactions, at pp. 93-94 (www.sec.gov/ix?doc=/Archives/edgar/data/0001318885/000156276226000030/dsx-20251231.htm#a55253).
4 Genco generated total shareholder returns of 247% over the past five years and Diana generated TSR of 53% over the same period. Represents total shareholder returns as of the closing price on April 2, 2026 for the past five years as per Factset.

If Diana’s nominees gain control of the Board, they could approve a transaction at a price below the latest proposal, take commercial actions that are unfavorable to Genco’s shareholders’ interests or decide to change our low leverage high dividend model, reducing shareholder returns.

Genco intends to address Diana’s numerous inaccurate statements and provide additional information to shareholders in due course. The Board of Directors recommends that shareholders disregard any proxy materials they may receive from Diana ahead of the Annual Meeting. Shareholders do not need to take any action at this time.

Additional information is available at www.GencoDrivesSuperiorReturns.com.

Jefferies LLC is acting as financial advisor to Genco and Herbert Smith Freehills Kramer (US) LLP and Sidley Austin LLP are serving as legal counsel to Genco. Morgan Stanley & Co. LLC is acting as special advisor to the Board of Directors.

About Genco Shipping & Trading Limited

Genco Shipping & Trading Limited is a U.S. based drybulk ship owning company focused on the seaborne transportation of commodities globally. We transport key cargoes such as iron ore, coal, grain, steel products, bauxite, cement, nickel ore among other commodities along worldwide shipping routes. Our wholly owned high quality, modern fleet of dry cargo vessels consists of the larger Newcastlemax and Capesize vessels (major bulk) and the medium-sized Ultramax and Supramax vessels (minor bulk), enabling us to carry a wide range of cargoes. Genco’s fleet consists of 45 vessels with an average age of 12.8 years and an aggregate capacity of approximately 5,044,000 dwt.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995

This release contains forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements use words such as “anticipate,” “budget,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with a discussion of potential future events, circumstances or future operating or financial performance. These forward-looking statements are based on our management’s current expectations and observations. Included among the factors that, in our view, could cause actual results to differ materially from the forward looking statements contained in this release are the following: (i) the Company’s plans and objectives for future operations; (ii) that any transaction based on Diana’s non-binding indicative proposal or otherwise may not be consummated at all; (iii) the ability of Genco and its shareholders to recognize the anticipated benefits of any such transaction; (iv) the exercise of the discretion of our Board regarding the declaration of dividends, including without limitation the amount that our Board determines to set aside for reserves under our dividend policy; and (v) other factors listed from time to time in our filings with the Securities and Exchange Commission, including, without limitation, our Annual Report on Form 10-K for the year ended December 31, 2025 and subsequent reports on Form 8-K and Form 10-Q. We do not undertake any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Our ability to pay dividends in any period will depend upon various factors, including the limitations under any credit agreements to which we may be a party, applicable provisions of Marshall Islands law and the final determination by the Board of Directors each quarter after its review of our financial performance, market developments, and the best interests of the Company and its shareholders. The timing and amount of dividends, if any, could also be affected by factors affecting cash flows, results of operations, required capital expenditures, or reserves. As a result, the amount of dividends actually paid may vary.

Important Additional Information and Where to Find It

The Company intends to file a proxy statement on Schedule 14A, an accompanying WHITE proxy card, and other relevant documents with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies from the Company’s shareholders for the Company’s 2026 Annual Meeting of Shareholders. THE COMPANY’S SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE COMPANY’S DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), THE ACCOMPANYING WHITE PROXY CARD, AND ANY OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Shareholders may obtain a free copy of the definitive proxy statement, an accompanying WHITE proxy card, any amendments or supplements to the proxy statement, and other documents that the Company files with the SEC at no charge from the SEC’s website at www.sec.gov. Copies will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Certain Information Regarding Participants in the Solicitation

The Company, its independent directors (Paramita Das; Kathleen C. Haines; Basil G. Mavroleon; Karin Y. Orsel; and Arthur L. Regan) and certain of its executive officers (John C. Wobensmith, Chairman of the Board, Chief Executive Officer and President; Peter Allen, Chief Financial Officer; Joseph Adamo, Chief Accounting Officer; and Jesper Christensen, Chief Commercial Officer) and other employees are deemed “participants” (as defined in Schedule 14A under the Exchange Act of 1934, as amended) in the solicitation of proxies from the Company’s shareholders in connection with the matters to be considered at the Company’s 2026 Annual Meeting of Shareholders. Information regarding the names of the Company’s directors and executive officers and certain other individuals and their respective interests in the Company, by security holdings or otherwise, is set forth in the sections entitled “Director Compensation,” “Compensation Discussion and Analysis,” “Summary Compensation Table,” and “Security Ownership of Certain Beneficial Owners and Management” of the Company’s Proxy Statement on Schedule 14A in connection with the 2025 Annual Meeting of Shareholders, filed with the SEC on April 9, 2025 (available here). Supplemental information regarding the participants’ holdings of the Company’s securities can be found in SEC filings on Statements of Change in Ownership on Form 4 filed with the SEC on May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025, and March 20, 2026 for Ms. Das (available here, here, here, here, and here); on May 22, 2025, June 3, 2025, August 26, 2025, November 12, 2025, November 26, 2025, and March 20, 2026 for Ms. Haines (available here, here, here, here, here, and here); May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025, and March 20, 2026 for Mr. Mavroleon (available here, here, here, here, and here); May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025, and March 20, 2026 for Ms. Orsel (available here, here, here, here, and here); on

May 22, 2025, June 3, 2025, August 26, 2025, November 26, 2025, and March 20, 2026 for Mr. Regan (available here, here, here, here, and here); on September 10, 2025, September 15, 2025, February 18, 2026, and February 23, 2026 for Mr. Wobensmith (available here, here, here, and here); on February 18, 2026, and February 23, 2026 for Mr. Allen (available here and here); on February 18, 2026, and February 23, 2026 for Mr. Adamo (available here and here); and on September 10, 2025, February 18, 2026, and February 23, 2026 for Mr. Christensen (available here, here, and here). Such filings will also be available at no charge by clicking the “SEC Filings” link in the “Financials” section of the Company’s investor relations website at https://investors.gencoshipping.com/.

Any subsequent updates following the date hereof to the information regarding the identity of potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the Company’s proxy statement on Schedule 14A and other materials to be filed with the SEC in connection with the 2026 Annual Meeting of Shareholders, if and when they become available. These documents will be available free of charge as described above.

Investor Contact
Peter Allen
Chief Financial Officer
Genco Shipping & Trading Limited
(646) 443-8550

Media Contact
Leon Berman
IGB Group
(212) 477-8438
lberman@igbir.com